Exhibit 10.56

EXECUTION VERSION

THIS AIRCRAFT LEASE EXTENSION AND AMENDMENT AGREEMENT (MSN 2993) (Agreement) is dated, 2025 and made BETWEEN:

(1)
UMB BANK, N.A., a national banking association organized and existing under the laws of the United States of America having its place of business at 6440 S. Millrock Drive, Suite 400, Salt

Lake City, UT 84121, United States, not in its individual capacity but solely as Owner Trustee (Lessor); and

(2)
GLOBAL CROSSING AIRLINES, INC., a company incorporated under the laws of the State of Delaware having its principal place of business at 4200 NW 36th Street Miami International Airport, Bldg. 5A 4'h Floor, Miami, Florida, 33152 (Lessee).

WHEREAS:

(A) By an aircraft lease agreement dated 18 February 2022 (as the same has been amended, novated or supplemented from time to time, the Lease) between Lessor and Lessee, which Lease is further described on Exhibit B attached hereto, Lessor agreed to lease and Lessee agreed to take on lease one (1) Airbus A320-214 aircraft bearing manufacturer's serial number 2993 and U.S. Registration No. N628VA (Aircraft), which Aircraft is further described on Exhibit B attached hereto, on the terms and subject to the conditions contained in the Lease.

(8) The parties have agreed to make certain amendments to the terms and conditions of the Lease.

NOW THEREFORE, for valuable consideration (the receipt and sufficiency of which is hereby acknowledged), IT IS AGREED as follows:

1 Definitions and Interpretation

1.1 Capitalised words and expressions used but not defined in this Agreement shall have the meanings they are given in the Lease (including definitions incorporated in the Lease by reference to another document).

1.2 In this Agreement, unless the context otherwise requires:

Amended Lease means the Lease as the same has been amended and supplemented pursuant to the terms of this Agreement.

Parties means Lessor and Lessee and "Party" means either of them (as the context requires).

1.3 The provisions of Clause 1.2 (Construction) of the Lease shall apply to this Agreement as if set out in full herein and as if all references therein to "this Agreement" were deemed to include a reference to this Agreement.

2 Lease Amendments

2.1 As of and with effect from and including the date of this Agreement (the Effective Date), the Lease shall be and is amended as set out in this Clause 2.1 and as so amended shall constitute the Amended Lease:

(a) The following definitions shall be added to Clause 1.1 of the Lease in alphabetical order:

"C-Check Buyout Amount has the meaning set forth in Clause 1 of Schedule 13."

"Excluded Circumstances has the meaning as set forth in Clause 9.3(h)."

"Extension Date means 15 June 2026."

"Extension Term means the period from the Extension Date to the Expiry Date."

"Lessor's Notice has the meaning as set forth in Clause 9.3(h)."

"Paint Buyout Amount" has the meaning set forth in Clause 1 of Schedule 13."

"Substitute Engine has the meaning as set forth in Clause 9.3(h)."

"Unserviceable Engine has the meaning as set forth in Clause 9.3(h)."

(b) The definition of "Expiry Date" in Clause 1.1 of the Lease shall be amended and restated as follows:

"Expiry Date means the earliest of:

(a) the Original Expiry Date (or any extension of that date pursuant to Clause 20.4 (Requisition at end of Lease

Period), Clause 21.7 (Failure to comply) or Clause 21.9 (Storage upon Redelivery);

(b) the Insurance Change Termination Date;

(c) the Total Loss Date;

(d) the Illegality Termination Date;

(e) the Change of Control Termination Date;

(f) the Default Termination Date; and

(g) the date of an early termination pursuant to Clause 9.3(h).

(c) The definition of "Original Expiry Date" in Clause 1.1 of the Lease shall be amended and restated as follows:

"Original Expiry Date means 30 June 2030."

(d) Clause 6.8 of the Lease shall be deleted in its entirety.

(e) Clause 9.3(d) shall be amended by adding a new subsection (vi) immediately following

Clause 9.3(d)(v):

"(vi) any 6Y Check or 12Y Check during the Extension Term."

(f) Clause 9.3(g) of the Lease shall be amended by adding a new subsection (iv) immediately following Clause 9.3(g)(iii):

"(iv) If Lessee intends to undertake Work Item as described in Clauses 9.3(b)(v) or9.3(b)(vi), the cost for which it will seek a reimbursement from the Lessor under this Clause 9.3 (Lessor Refunds), then Lessor's advance express written consent shall be required."

(g) Clause 9.3(h) of the Lease shall be amended and restated as follows:

"(h)

(i) Lessor Refund with respect to Engines

"If any Engine requires removal for the accomplishment of a Work Item that qualifies for a Lessor Refund, or otherwise becomes unserviceable during the Lease Period which would require the performance of a maintenance task to return to serviceability (an Unserviceable Engine), Lessee will promptly notify Lessor at least 90 days in advance for a scheduled removal and as soon as possible (and in any case not more than 5 Business Days) following an unscheduled removal.

Following receipt of Lessee's notice of removal (whether scheduled or unscheduled) Lessor will provide written instruction to Lessee to not perform an Engine Basic Shop Visit of such Unserviceable Engine. Such written notice will be given at least 45 days in advance for a scheduled removal of an Engine, and not more than 10 days after notice from Lessee of an unscheduled removal (in either case Lessor's Notice).

Within 20 days of Lessor's Notice, Lessee shall return the Unserviceable Engine to Lessor at a location designated by Lessor which shall be the "Redelivery" of such Unserviceable Engine (the cost of which to be shared equally between Lessee and Lessor). The

Unserviceable Engine shall be subject to compliance with the Redelivery Condition (other than rectifying the cause of the unserviceability); provided, however, the borescope inspection at Redelivery shall be performed at the time of Redelivery of the Unserviceable Engine and shall be performed to confirm that no damage has occurred as a result of the ingestion by such Unserviceable Engine of a foreign object external to such Engine, any accident, faulty maintenance or installation, incident, improper operations, abuse, neglect, or misuse damage (Excluded Circumstances). Lessee shall be responsible for the costs to repair all Excluded Circumstances.

As part of Lessor's Notice, Lessor will also advise Lessee in writing as to whether Lessor will:

(1)
provide a Substitute Engine. A "Substitute Engine" is an engine that has an expected life-remaining to meet Lessee's utilization for the remainder of the Lease Period, and to meet such amended Redelivery Conditions as shall be agreed for the substitute engine without requirement of the completion of a Work Item (Substitute Engine). If Lessor has elected to provide a Substitute Engine, then as soon as practicable, but not later than the earlier of (x) if applicable, 5 days after the scheduled removal of an Engine, or (y) 15 days after Lessor has provided notice to the Lessee that Lessor intends to provide a Substitute Engine, Lessor shall provide Lessee the Substitute Engine. Lessor shall provide Lessee all available technical records and inspection results (including full AMM front to back borescope inspection results) and Lessee shall promptly review such records and results. Lessee shall not unreasonably reject such offered Substitute Engine, provided such engine meets Lessee's airworthiness requirements and the requirements above of such Substitute

Engine. Concurrently with Lessee's acceptance of a Substitute Engine, Lessee and Lessor shall enter into an amendment to this Lease to document such substitution. Lessee will continue to pay Supplemental Rental Amounts for the Substitute Engine and the Substitute Engine will be an "Engine" for all purposes of this Lease. For the avoidance of doubt, at the time of redelivery of such Substitute Engine, such Substitute Engine shall be required to meet Redelivery Conditions as have been amended and agreed above; or

(2)
not provide a Substitute Engine, in which case Lessee shall be entitled to install a temporary engine for the remainder of the Lease Period and will receive a rental credit in the amount equal to 25% of Basic Rental during the period such temporary engine is installed on the Aircraft.

In the event that option (2) above is not commercially reasonable, as reasonably determined by Lessor and Lessee following good faith consultation for a period not to exceed 45 days from Lessee's notice in the case of a scheduled removal and 15 days from Lessee's notice in the case of an unscheduled removal, then at such time, and so long as no Event of Default has occurred and is continuing, then either:

(a)
upon mutual agreement, Lessee will perform a maintenance task as contemplated in the Lease, or

297497229.9

(b)
Lessor or Lessee may terminate the Lease upon not less than 10 days prior written notice, which notice will specify the date of termination, and Lessee shall redeliver the Aircraft in accordance with this Lease and all terms of the Lease shall apply to such Redelivery and termination, except that Lessee shall not be responsible for repairing the Unserviceable Engine (other than for Excluded Circumstances).

(ii) Lessor Refund with respect to APU or Landing Gear

If an APU or Landing Gear requires a Work Item that qualifies for a Lessor Refund, the

Lessor may, in its sole discretion, provide Lessee with a replacement APU or replacement landing gear, as applicable, in lieu of Lessee accomplishing the applicable Work Item. In such case, the APU or landing gear shall have as a minimum, the number of Flight Hours, Cycles and months remaining thereon that are reasonably expected to be required to enable Lessee to operate the Aircraft until the end of the Lease Period and meet Redelivery Conditions (as may be amended at the time of Lessor providing such replacement APU or landing gear) without requirement of a Work Item being completed, and Lessee will continue to pay Supplemental Rental Amounts for the replacement APU or replacement landing gear. Such replacement APU or replacement landing gear will be redelivered in full compliance with the Redelivery Condition at the end of the Lease Period and the original APU or Landing Gear shall be returned to Lessor at Lessor's cost at the time of receipt of such replacement APU or replacement landing gear. Lessor and the Lessee shall enter into such additional documents and Lease Supplements as the Lessor may reasonably require to reflect any such replacement. For the avoidance of doubt in such circumstances in which a replacement APU or replacement landing gear, as applicable, in lieu of Lessee accomplishing the applicable Work Item has occurred, no Lessor Refund with respect to such item will apply."

(h)
Clause 1 (g) of Schedule 9 (Redelivery Condition) shall be amended and restated as follows:

"(g) in lieu of painting the Aircraft prior to Redelivery, Lessee shall pay Lessor the Paint Buyout Amount."

(i)
Clause 1 (m) of Schedule 9 (Redelivery Condition) shall be amended and restated as follows:

"(m) Lessee shall pay Lessor the C-Check Buyout Amount in lieu of performing a "C" Check

(including any 6Y Check tasks or 12Y Check tasks). If required to be repositioned to the Redelivery Location then the Aircraft shall be eligible for issuance of a Special Flight Permit (SFP) that permits Lessee to reposition the Aircraft to the Redelivery Location.

Notwithstanding the foregoing, Lessee shall perform, and Lessor shall deduct from CCheck Buyout Amount, the reasonable cost of performing the following MPD tasks: a) MLG

Bay Side Panels task due 3/22/2030; b) Mask-Full Face Quick Donning tasks SE65022 and SE69208 due 4/10/2030; c) Detailed Inspection of Refuel/Defuel task due 5/25/2030; and d) Extinguisher-Fire# 86622 task due 5/30/2030. If, during the performance of above tasks, there are findings requiring additional work, Lessee shall request prior written consent from Lessor to be eligible for reimbursement."

(j) Clause 2(f) and (g) of Schedule 9 (Redelivery Condition) shall be amended and restated as follows:

"(f) Notwithstanding the minimum remaining under Clause 2(g) below, each Engine shall have not less than 2,000 Flight Hours and 1,000 Cycles remaining to its next Engine Basic Shop Visit.

(g) The Engine Life-limited Parts in respect of each Engine shall have a remaining life of at least 1,000 Cycles in accordance with the Engine Manufacturer's overhaul and maintenance manual. Without limiting the foregoing, if an Engine undergoes a Engine Basic

Shop Visit during the Lease Period, each Engine Life limited Part shall have at least sufficient Cycles remaining and accomplishment of Airworthiness Directives to match the expected on-wing performance life in terms of Industry MTBR for such Engine after such Engine Basic Shop Visit notwithstanding the minimum life remaining set forth in this paragraph or paragraph (f) above. For the purposes of this paragraph, "Industry MTBR" means the then known industry mean time between removals (excluding removals for FOO or operator convenience) for engines of similar type, age and characteristics, as determined from records maintained by the manufacturer or vendor of such equipment on the basis of the average industry mean time between removals over the immediately preceding twelve (12) months."

(k) Schedule 13 (Rent and Other Terms) of the Lease is amended as set forth on Exhibit A attached hereto.

2.2 As of, and with effect from and including, the date of this Agreement, all references to the Lease contained in any documents delivered under or pursuant to the Lease shall be construed as references to the Amended Lease.

3 Costs and Expenses

Lessor and Lessee shall bear their own costs, fees and expenses (including legal fees) in connection with the negotiation, preparation and completion of this Agreement and performance of the transactions contemplated hereby, provided that any costs and expenses associated with any required filings of this Agreement will be borne by Lessee, subject to a maximum of five thousand Dollars ($5,000).

4 Miscellaneous

Continuing Effect

4.1 Save as provided for herein, the Lease and all provisions thereof shall continue in full force and effect as the legal, valid and binding rights and obligations of each of Lessor and Lessee enforceable in accordance with their respective terms. All representations, warranties and agreements contained in this Agreement shall continue in full force and effect after the date of this Agreement.

Entire Agreement

4.2 This Agreement (together with the Amended Lease and all documents which are required by their respective terms to be entered into by the parties or any of them) contains the entire agreement and understanding between Lessor and Lessee relating to the leasing of the Aircraft and supersedes any previous understanding, commitment, agreement or representative whatsoever, oral or written.

Variation

4.3 The provisions of this Agreement shall not be varied otherwise than by an instrument in writing executed by or on behalf of each of the Parties.

Counterparts

4.4 This Agreement may be executed in any number of counterparts and by any Party in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

Invalidity

4.5 If, at any lime, any provIsIon of any of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provIsIons nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

Lease Provisions

4.6 The provisions of clause 27 (Notices) of the Lease shall apply to this Agreement as if set out in full herein and as if all references therein to "this Agreement" were deemed to include a reference to this Agreement.

5 Designation

This Agreement is a Relevant Document as defined in, and for the purposes of, the Amended

Lease.

6 Governing Law and Jurisdiction

Governing law

6. 1 This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with New York law.

Jurisdiction and Process Agent

6.2 The provisions of clause 28 (Governing Law and Enforcement) of the Lease shall apply to this

Agreement as if the same were set out in full herein and as if all references in that clause to "this

Agreement" were deemed to include a reference to this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Docusign Envelope ID: F24279AA-FEAF-46F4-9D9B-DF280B18AEF0

AIRCRAFT LEASE AMENDMENT AGREEMENT {MSN 2993)

EXECUTION PAGE

UMB BANK, N.A., not in its individual capacity but solely as owner trustee

GLOBAL CROSSING AIRLINES, INC.

EXHIBIT A

TO

AIRCRAFT LEASE EXTENSION AND AMENDMENT AGREEMENT

The following amendments are made to Schedule 13 (Rent and Other Terms):

1) The following defined terms are hereby added in alphabetical order:

“C-Check Buyout Amount means three-hundred thousand dollars ($300,000).”

“Paint Buyout Amount means one-hundred thousand dollars ($100,000).”

2) The definition of “Basic Rental” in Clause 1 of Schedule 13 of the Lease shall be amended andrestated as follows:

“Basic Rental means:

(a) in relation to each Basic Rental Date from and including the Basic Rental Date falling thirteenmonths from the Delivery Date (inclusive) up to the Basic Rental Date falling twenty-four months fromthe Delivery Date (inclusive), an amount of one hundred five-thousand Dollars ($105,000),

(b) in relation to each Basic Rental Date from and including the Basic Rental Date falling twenty-fivemonths from the Delivery Date (inclusive) up to the Extension Date (exclusive), an amount of onehundred twenty-five-thousand Dollars ($125,000),

(c) in relation to each Basic Rental Date from and including the Extension Date (inclusive) up to theBasic Rental Date falling twenty-four months from the Extension Date (inclusive), an amount of onehundred eighty thousand Dollars ($180,000),

(d) in relation to each Basic Rental Date from and including the Basic Rental Date falling twenty-fivemonths from the Extension Date (inclusive) up to the Basic Rental Date falling thirty-six months fromthe Extension Date (inclusive), an amount of one hundred seventy thousand Dollars ($170,000),

(e) in relation to each Basic Rental Date from and including the Basic Rental Date falling thirty-sevenmonths from the Extension Date (inclusive) up to the Expiry Date (inclusive), an amount of one hundredsixty thousand Dollars ($160,000), provided that, if the Expiry Date does not fall on the final day of thecalendar month in which the final Basic Rental Date occurs such that the final Basic Rental period is lessthan one calendar month, the Basic Rent payable on such date shall be reduced pro rata to reflect thelength of the final Basic Rental period.”

EXHIBIT B

TO

AIRCRAFT LEASE EXTENSION AND AMENDMENT AGREEMENT

Description of Aircraft

One (1) Airbus model A320-214 (shown on the IR as AIRBUS model A320) aircraft bearingmanufacturer's serial number 2993 and U.S. Registration No. N6 28VA and two (2) CFM International,Inc. model CFM56-5B4/P (shown on the IR as CFM model CFM56-5B) aircraft engines bearingmanufacturer's serial numbers 577889 and 577890.

Description of Lease

Aircraft Lease Agreement dated February 18, 2022 between AWAS Jet Stream LLC, as lessor, andGlobal Crossing Airlines, Inc., as lessee, which was recorded by the Federal Aviation Administration onApril 8, 2023 and assigned Conveyance No. LE021769, as supplemented, assigned, and amended bythe following described instruments: